EXHIBIT 21.1

SUBSIDIARIES OF

22nd Century Group, Inc.

NAME	State of formation

22nd Century Limited, LLC	Delaware
Goodrich Tobacco Company, LLC	Delaware
Hercules Pharmaceuticals, LLC	Delaware